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                                                                    Exhibit 3.12

ARTICLES OF INCORPORATION
OF
AMERICAN INVESTMENT ENTERPRISES, INC.

The undersigned, for the purpose of forming a corporation, pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby certify and adopt the following Articles of Incorporation.

ARTICLE I
NAME

The name of the corporation shall be AMERICAN INVESTMENT ENTERPRISES, INC.

ARTICLE II
PRINCIPAL OFFICE

The location of the principal office of the corporation in the State of Nevada is 300 South Fourth Street, Suite 700, Las Vegas, Nevada 89101. The corporation may also maintain an office or offices at such other place or places, either within or without the State of Nevada, as may be determined, from time to time, by the Board of Directors.

ARTICLE III
PURPOSES

The purpose for which this corporation is organized is to engage in any business or activity not forbidden by law or these Articles of Incorporation.

ARTICLE IV
CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue shall consist of a single class of 2,500 shares of common stock without par value.

Section 2. Consideration for Shares. The common stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors. In the absence of fraud, the judgment of the directors as to the value of any property received in full or partial payment for shares shall be conclusive.

ARTICLE V
DIRECTORS

The members of the governing board of the corporation shall be styled directors. Pursuant to Nevada Revised Statutes Section 78.115, the number of directors shall be at least three (3), except in those cases where all the shares of the corporation are owned beneficially and of record by less

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than three (3) stockholders. The names and post office addresses of the directors constituting the first board of directors, which shall be three (3) in number, are:

NAME             ADDRESS
----             -------
Thomas G. Bell   300 So. 4th Street, Las Vegas, NV.
Herman Eminger   1130 S. Highland Dr., Las Vegas, NV.
Robert Forbuss   1130 S. Highland Dr., Las Vegas, NV.

The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

ARTICLE VI
ASSESSMENT OF STOCK

The capital stock of this corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid up shall ever be assessable or assessed. The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the corporation and shall not be liable for assessments to restore impairments in the capital of the corporation.

ARTICLE VII
INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation is as follows:

NAME             ADDRESS
----             -------
Thomas G. Bell   300 So. 4th Street, Las Vegas, NV.

ARTICLE VIII
TERM

The corporation shall have perpetual existence.

IN WITNESS WHEREOF, I have hereunto executed these Articles of Incorporation this 23 day of November, 1983.


/s/ Thomas G. Bell
-------------------------------------


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STATE OF NEVADA)
               )   ss.
COUNTY OF CLARK)

On this 23 day of Nov., 1983, before me, the undersigned, personally appeared Thomas G. Bell, known to me to be the person described in and who executed the foregoing instrument and who acknowledged that he executed the same.


/s/ X
-------------------------------------
NOTARY PUBLIC


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